Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM REPORTS 42% INCREASE
IN FISCAL 2005 EARNINGS TO $0.56 PER SHARE
Both Fourth Quarter and Full Year Earnings Rise to All Time Highs
Financial and Operational Results Also Set New Records
DENVER, COLORADO, January 10, 2006—CREDO Petroleum Corporation (NASDAQ: CRED) today reported record financial results for the full year and the quarter ended October 31, 2005. Per share data has been adjusted to reflect the 3 for 2 stock split that occurred on October 12, 2005.
For fiscal 2005, net income increased 43% to an all time high on record production and higher product prices. For the year, net income was $5,229,000 compared to net income of $3,650,000 last year. On a per diluted share basis, net income was $.56 compared to $.39 last year. Revenue rose 35% to a record $13,957,000 compared to $10,314,000 last year. Cash flow from operating activities (before changes in operating assets and liabilities) jumped 30% to $9,007,000.
Fourth quarter 2005 net income increased 94% to an all time quarterly high. For the fourth quarter, net income was $1,728,000 compared to $893,000 last year. On a per diluted share basis, net income was $.18 compared to $.10 last year. Revenue rose 63% to a record $4,484,000 compared to $2,752,000 last year. Cash flow from operating activities (before changes in operating assets and liabilities) rose 28% to $2,570,000.
James T. Huffman, President, said, “For the fifth consecutive year, we have established new records in virtually every operational and financial category, highlighted by a 25% return on equity in 2005 without using leverage. This year we significantly expanded CREDO’s platform for growth while simultaneously meeting the challenge of improving production to reap the full benefit of higher product prices.” Huffman further stated, “The company’s superior performance in 2005 extends our significant track record of sustained achievement, which has gained CREDO recognition as one of America’s best and fastest growing small companies as well as an outstanding performer among U.S. oil and gas companies.”
NEW PROJECTS SIGNIFICANTLY EXPAND AND DIVERSIFY
DRILLING AND CALLIOPE OPERATIONS
“During 2005, we made important strategic decisions and commitments designed to sustain CREDO’s rapid growth rate by significantly expanding and diversifying our business, both technically and geographically,” Huffman said. “This includes approximately equal commitments to conventional drilling and to our Calliope operations.”
Substantial commitments were made in 2005 to expand the company’s drilling into South Texas and north-central Kansas. These new projects will broaden CREDO’s scientific approach to prospect generation and will diversify the capital exposure, risk and reserve potential of its drilling activities. Both projects have the potential to generate significant future production and reserve growth.

The company also significantly expanded its Calliope operations in 2005 by moving into Texas and Louisiana and through the pursuit of joint venture discussions with other companies. In addition, higher gas prices have facilitated a new Calliope project to drill wells into low-pressure reservoirs containing substantial stranded gas reserves. Calliope will then be used to recover those reserves. This will enhance the company’s control over monetizing Calliope’s value while providing the opportunity to optimize Calliope’s performance and broaden the range of reservoirs for Calliope applications.
PRODUCTION VOLUMES SET FIFTH CONSECUTIVE ANNUAL RECORD
Fiscal 2005 production rose 5% to a new record. Production was 2.05 Bcfe (billion cubic feet of gas equivalent) compared to 1.96 Bcfe last year. Natural gas production rose 7% to a record 1.83 Bcf compared to 1.71 Bcf last year. Oil production declined to 37,000 barrels compared to 41,000 barrels last year. Natural gas accounted for 89% of the company’s total 2005 production.
Fourth quarter production rose 19% to a new record. Production was 574 MMcfe (million cubic feet of gas-equivalent) compared to 481 MMcfe last year. Natural gas production rose 20% to 519 MMcf and oil production increased to 9,300 barrels compared to 8,300 barrels last year.
CAPITAL SPENDING SETS NEW RECORDS
RESERVES SET TWELFTH CONSECUTIVE ANNUAL RECORD
Capital spending for fiscal 2005 increased 3% to a record $7,327 ,000. This level of capital spending enabled the company to increase its production to take advantage of higher product prices, while simultaneously setting the stage for significant production and reserve growth through new projects. Capital spending included $1,401,000 invested in 3-D seismic and leases related to new exploration projects in South Texas and north-central Kansas. Drilling on both projects is expected to commence in 2006.
Reserves rose a modest one percent to 17.83 Bcfe, a twelfth consecutive annual record. The company added 2.17 Bcfge of new reserves, replacing 106% of its 2005 production. Per unit finding costs were $2.73 per Mcfe (thousand cubic feet of gas equivalent) excluding start-up costs in South Texas and north-central Kansas.
Huffman further stated, “Our reserve growth slowed this year because spending was directed toward both improving production to take advantage of higher product prices and starting-up new projects. These new projects are expected to significantly expand and diversify our business in order to sustain CREDO’s rapid growth rate.”
Approximately 89% of the company’s total proved reserves are classified in the proved developed category. The company includes proved undeveloped reserves for a limited number of its offset drilling locations. Natural gas accounted for 87% of reserve volume.
The undiscounted value of reserves was $136,878,000 at year-end, and the discounted value (at 10%) was $81,209,000. Average fiscal year end wellhead prices used to calculate reserves were $10.26 per Mcf and $55.59 per barrel.

PRODUCT PRICES REMAIN STRONG
Net wellhead natural gas prices for fiscal 2005 rose 30% to $6.55 per Mcf compared to $5.02 last year. Hedging transactions reduced wellhead prices $.39 per Mcf compared to $.42 per Mcf last year. As a result, total natural gas price realizations rose 34% to $6.16 per Mcf compared to $4.60 last year. Wellhead oil prices rose 39% to $50.90 per barrel compared to $36.57 last year. There were no oil hedging transactions.
For the fourth quarter, net wellhead natural gas prices rose 57% to $8.14 per Mcf compared to $5.17 last year. Hedging transactions reduced wellhead prices $.84 per Mcf compared to $.53 per Mcf last year. As a result, total natural gas price realizations rose 57% to $7.30 per Mcf compared to $4.64 last year. Wellhead oil prices rose 18% to $61.48 per barrel compared to $52.15 last year. There were no oil hedging transactions.
The company currently has no open hedge positions. Hedge positions for the months of December 2005 and January 2006 totaling 120 MMcf at an average ceiling price of $8.68 were closed at contract expirations at an after tax futures loss of $227,000. Average gas prices in the company’s market areas are expected to average 15% to 17% below NYMEX prices due to basis differentials and transportation costs.
STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE
A SOLID FOUNDATION FOR GROWTH
At October 31, 2005, working capital was $8,985,000. Total assets were $37,452,000 including cash and short-term investments of $7,430,000. Stockholders’ equity was a record $26,947,000. The company’s only long-term debt is $233,000 related to an exclusive license obligation.
* * * * *

Contact:	David W. Vreeman
Vice President & CFO
303-297-2200

Website:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
For fiscal 2005, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $5,229,000, DD&A of $2,402,000, deferred income taxes of $1,373,000 and other of $3,000. For 2004, such cash flow consists of net income of $3,650,000, DD&A of 1,747,000, deferred income taxes of $1,496,000, and other of $34,000.
For the fourth quarter of fiscal 2005, cash flow from operating activities (before changes in operating assets and liabilities) consists of net income of $1,728,000, DD&A of $792,000 deferred income taxes of $123,000, and other of negative $73,000. For the fourth quarter of 2004, such cash flow consists of net income of $893,000, DD&A of $520,000, deferred income taxes of 565,000 and other of $34,000.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.
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CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Year Ended	Year Ended
	October 31,	October 31,
Condensed Operating Information	2005	2004

Revenue:
Oil and Gas Sales	$13,143,000	$9,367,000
Operating	668,000	604,000
Investment Income and Other	146,000	343,000

	13,957,000	10,314,000

Expenses:
Oil and Gas Production	2,759,000	2,075,000
Depreciation, Depletion and Amortization	2,402,000	1,747,000
General and Administrative	1,497,000	1,383,000
Interest	37,000	39,000

	6,695,000	5,244,000

Income Before Income Taxes	7,262,000	5,070,000

Income Taxes	(2,033,000)	(1,420,000)

Net Income	$5,229,000	$3,650,000

Basic Income Per Share	$.58	$.40

Diluted Income Per Share	$.56	$.39

Condensed Balance Sheet Information	October 31, 2005	October 31, 2004

Cash and Short-Term Investments	$7,430,000	$6,889,000
Other Current Assets	4,920,000	3,128,000
Oil and Gas Properties, Net	24,551,000	19,509,000
Exclusive License Agreement, Net	338,000	408,000
Other Assets	213,000	1,042,000

	$37,452,000	$30,976,000

Current Liabilities	$3,365,000	$4,406,000
Deferred Income Taxes	5,978,000	4,605,000
Exclusive License Agreement Obligation	233,000	297,000
Asset Retirement Obligations	929,000	748,000
Stockholders’ Equity	26,947,000	20,920,000

	$37,452,000	$30,976,000